Filed Pursuant to Rule 424(b)(3)
Registration No. 333-230073

PROSPECTUS

DISCOVERY COMMUNICATIONS, LLC

Offer to Exchange

$393,487,000 Outstanding 2.750% Senior Notes due 2019

for

$393,487,000 Registered 2.750% Senior Notes due 2019

$542,304,000 Outstanding 2.800% Senior Notes due 2020

for

$542,304,000 Registered 2.800% Senior Notes due 2020

$345,894,000 Outstanding 3.500% Senior Notes due 2022

for

$345,894,000 Registered 3.500% Senior Notes due 2022

$486,215,000 Outstanding 3.900% Senior Notes due 2024

for

$486,215,000 Registered 3.900% Senior Notes due 2024

$488,512,000 Outstanding 3.950% Senior Notes due 2025

for

$488,512,000 Registered 3.950% Senior Notes due 2025

Discovery Communications, LLC is offering to exchange (the “exchange offer”) (i) $393,487,000 aggregate principal amount of its outstanding 2.750% Senior Notes due 2019 (the “Old 2019 Senior Notes”) for a like principal amount of registered 2.750% Senior Notes due 2019 (the “New 2019 Senior Notes”), (ii) $542,304,000 aggregate principal amount of its outstanding 2.800% Senior Notes due 2020 (the “Old 2020 Senior Notes”) for a like principal amount of registered 2.800% Senior Notes due 2020 (the “New 2020 Senior Notes”), (iii) $345,894,000 aggregate principal amount of its outstanding 3.500% Senior Notes due 2022 (the “Old 2022 Senior Notes”) for a like principal amount of registered 3.500% Senior Notes due 2022 (the “New 2022 Senior Notes”), (iv) $486,215,000 aggregate principal amount of its outstanding 3.900% Senior Notes due 2024 (the “Old 2024 Senior Notes”) for a like principal amount of registered 3.900% Senior Notes due 2024 (the “New 2024 Senior Notes”) and (v) $488,512,000 aggregate principal amount of its outstanding 3.950% Senior Notes due 2025 (the “Old 2025 Senior Notes” and, together with the Old 2019 Senior Notes, the Old 2020 Senior Notes, the Old 2022 Senior Notes and the Old 2024 Senior Notes, the “Old Notes”) for a like principal amount of registered 3.950% Senior Notes due 2025 (the “New 2025 Senior Notes” and, together with the New 2019 Senior Notes, the New 2020 Senior Notes, the New 2022 Senior Notes and the New 2024 Senior Notes, the “New Notes”). As used herein, the term “Notes” shall mean the New Notes together with the Old Notes.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes of the corresponding series, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers from the Old Notes of the corresponding series and will not entitle their holders to registration rights. The New Notes will be fully, unconditionally, jointly and severally guaranteed on an unsecured unsubordinated basis by the same entities that guarantee the Old Notes. Each guarantee constitutes a separate security that is being offered by the relevant guarantor.

The Notes will not be listed on any securities exchange or any automated dealer quotation system and there is currently no public market for the Old Notes or for the New Notes.

All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the indenture governing the applicable series of Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register any series of the Old Notes under the Securities Act.

The exchange offer will expire at 5:00 p.m., New York City time, on April 2, 2019 (the “Expiration Date”) unless we extend the Expiration Date. You should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.

See “Risk Factors“ beginning on page 15 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the exchange offer and risk factors related to ownership of the Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 120 days from the date on which this registration statement is declared effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2019

You should rely only on the information contained in, or incorporated by reference into, this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of Discovery, Inc. and its subsidiaries since the date of this prospectus. Any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.” You may request a copy of any document incorporated by reference in this prospectus at no cost by calling us at (240) 662-2000 or writing us at the following address:

Discovery, Inc.

One Discovery Place

Silver Spring, Maryland, 20910

Attention: Investor Relations

If you would like to request copies of these documents, please do so by March 26, 2019 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or the documents incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company and the New Notes being exchanged in this offering appearing elsewhere in this prospectus or the documents incorporated by reference in this prospectus. You should also carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” in this prospectus or the documents incorporated by reference in this prospectus, and the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in the Notes.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus , (1) the terms “we,” “our,” “us,” “the Issuer” and “DCL” refer to Discovery Communications, LLC together with its subsidiaries (unless the context requires otherwise); (2) the terms “Discovery” or “the Guarantor” refers to Discovery, Inc., together with its subsidiaries (unless the context requires otherwise); and (3) the term “Scripps” refers to Scripps Networks Interactive, Inc.

Discovery, Inc.

Company Overview

Discovery is a global IP media company that provides content across multiple distribution platforms, including linear platforms such as pay-television, free-to-air and broadcast television, authenticated GO applications, digital distribution arrangements and content licensing arrangements. As one of the world’s largest pay-TV programmers, Discovery provides original and purchased content and live events to approximately 4 billion cumulative subscribers and viewers worldwide through networks that Discovery wholly or partially owns. Discovery distributes customized content in the U.S. and over 220 other countries and territories in nearly 50 languages. Discovery’s global portfolio of networks includes prominent nonfiction television brands such as Discovery Channel, Discovery’s most widely distributed global brand, TLC, Animal Planet, Investigation Discovery, Science Channel, and MotorTrend (previously known as Velocity domestically and currently known as Turbo internationally). As a result of the acquisition of Scripps Networks, Discovery also added a portfolio of networks that include Food Network, HGTV, Travel Channel, and TVN, a Polish media company. Discovery’s portfolio also includes Eurosport, a leading sports entertainment provider and broadcaster of the Olympic Games across Europe, as well as Discovery Kids, a leading children’s entertainment brand in Latin America. Discovery participates in joint ventures including Group Nine Media, a digital media holding company home to top digital brands including NowThis News, the Dodo, Thrillist, and Seeker. Discovery operates production studios, and prior to the sale of its Education Business on April 30, 2018, Discovery sold curriculum-based education products and services.

Discovery’s objectives are to invest in high-quality content for its networks and brands to build viewership, optimize distribution revenue, capture advertising sales, and create or reposition branded channels and business to sustain long-term growth and occupy a desired content niche with strong consumer appeal. Discovery’s strategy is to maximize the distribution, ratings and profit potential of each of its branded networks. In addition to growing distribution and advertising revenues for its branded networks, Discovery has extended content distribution across new platforms, including brand-aligned websites, online streaming, mobile devices, video on demand and broadband channels, which provide promotional platforms for Discovery’s television content and serve as additional outlets for advertising and distribution revenue. Audience ratings are a key driver in generating advertising revenue and creating demand on the part of cable television operators, direct-to-home satellite operators, telecommunication service providers, and other content distributors who deliver Discovery’s content to their customers.

Company History

Discovery became a public company on September 17, 2008 in connection with Discovery Holding Company (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective ownership interests in DCH and exchanging those interests for interests in Discovery (the “Discovery Formation”). As a result of the Discovery Formation, Discovery became the successor reporting entity to DHC under the Exchange Act.

Discovery has three series of common stock, Series A, Series B and Series C, which trade on The Nasdaq Global Select Market under the symbols DISCA, DISCB and DISCK, respectively.

DCL, DCH, Scripps and Discovery’s principal executive offices are located at One Discovery Place, Silver Spring, Maryland 20910, and the telephone number is (240) 662-2000.

Discovery Communications, LLC

DCL is an indirect, wholly owned subsidiary of Discovery. A substantial portion of the operations of Discovery are conducted through DCL. DCL was converted into a Delaware limited liability company on May 14, 2007.

Scripps Networks Interactive, Inc.

Scripps is a direct, wholly owned subsidiary of Discovery. A substantial portion of the operations of Discovery are conducted through Scripps.

Summary of the Terms of the Exchange Offer

Background	On April 3, 2018, DCL consummated its offers to exchange (the “original exchange offer”), pursuant to exemptions from the registration requirements of the Securities Act, Old Notes for Scripps’ outstanding senior notes (the “Scripps Notes”) of a corresponding series. DCL exchanged:

(i) $393,487,000 aggregate principal amount of Scripps’ 2.750% Senior Notes due 2019 for a like principal amount of Old 2019 Senior Notes,

(ii) $542,304,000 aggregate principal amount of Scripps’ 2.800% Senior Notes due 2020 Notes for a like principal amount of Old 2020 Senior,

(iii) $345,894,000 aggregate principal amount of Scripps’ 3.500% Senior Notes due 2022 of for a like principal amount Old 2022 Senior Notes,

(iv) $486,215,000 aggregate principal amount of Scripps’ 3.900% Senior Notes due 2024 for a like principal amount of Old 2024 Senior Notes, and

(v) $488,512,000 aggregate principal amount of Scripps’ 3.950% Senior Notes due 2025 for a like principal amount of Old 2025 Senior Notes.

In connection with the issuance of the Old Notes, DCL, Discovery and Scripps entered into a registration rights agreement, dated as of April 3, 2018 (the “Registration Rights Agreement”), with Goldman Sachs & Co. LLC, as dealer manager. Pursuant to the Registration Rights Agreement, DCL has agreed, among other things, to consummate the exchange offer.

The Notes	The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear different CUSIP and ISIN numbers than the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

When we use the term “2019 Senior Notes” in this prospectus, the related discussion applies to both the Old 2019 Senior Notes and the New 2019 Senior Notes.

When we use the term “2020 Senior Notes” in this prospectus, the related discussion applies to both the Old 2020 Senior Notes and the New 2020 Senior Notes.

When we use the term “2022 Senior Notes” in this prospectus, the related discussion applies to both the Old 2022 Senior Notes and the New 2022 Senior Notes.

When we use the term “2024 Senior Notes” in this prospectus, the related discussion applies to both the 2024 Senior Notes and the New 2024 Senior Notes.

When we use the term “2025 Senior Notes” in this prospectus, the related discussion applies to both the Old 2025 Senior Notes and the New 2025 Senior Notes.

When we use the term “Notes” in this prospectus, the related discussion applies to both the Old Notes and the New Notes.

The CUSIP numbers for the Old 2019 Senior Notes are 25470D AV1 (Rule 144A) and U25478 AC9 (Regulation S). The ISINs for the Old 2019 Senior Notes are US25470DAV10 (Rule 144A) and USU25478AC90 (Regulation S). The CUSIP number for the New 2019 Senior Notes is 25470D AW9 and the ISIN for the New 2019 Senior Notes is US25470DAW92.

The CUSIP numbers for the Old 2020 Senior Notes are 25470D AX7 (Rule 144A) and U25478 AD7 (Regulation S). The ISINs for the Old 2020 Senior Notes are US25470DAX75 (Rule 144A) and USU25478AD73 (Regulation S). The CUSIP number for the New 2020 Senior Notes is 25470D AY5 and the ISIN for the New 2020 Senior Notes is US25470DAY58.

The CUSIP numbers for the Old 2022 Senior Notes are 25470D AZ2 (Rule 144A) and U25478 AE5 (Regulation S). The ISINs for the Old 2022 Senior Notes are US25470DAZ24 (Rule 144A) and USU25478AE56 (Regulation S). The CUSIP number for the New 2022 Senior Notes is 25470D BA6 and the ISIN for the New 2022 Senior Notes is US25470DBA63.

The CUSIP numbers for the Old 2024 Senior Notes are 25470D BB4 (Rule 144A) and U25478 AF2 (Regulation S). The ISINs for the Old 2024 Senior Notes are US25470DBB47 (Rule 144A) and USU25478AF22 (Regulation S). The CUSIP number for the New 2024 Senior Notes is 25470D BC2 and the ISIN for the New 2024 Senior Notes is US25470DBC20.

The CUSIP numbers for the Old 2025 Senior Notes are 25470D BD0 (Rule 144A) and U25478 AG0 (Regulation S). The ISINs for the Old 2025 Senior Notes are US25470DBD03 (Rule 144A) and USU25478AG05 (Regulation S). The CUSIP number for the New 2025 Senior Notes is 25470D BE8 and the ISIN for the New 2025 Senior Notes is US25470DBE85.

The Exchange Offer	You may exchange Old Notes of each series for a like principal amount of New Notes of the corresponding series. The consummation of the exchange offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes	We believe the New Notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. You should read the discussions under “The Exchange Offer” and “Plan of Distribution” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the Registration Rights Agreement. Under the Registration Rights Agreement, DCL agreed, among other things, to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy certain obligations under the Registration Rights Agreement, we are required to pay additional interest to holders of the Old Notes under specified circumstances. See “Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold Old Notes that remain subject to their existing transfer restrictions if you do not tender your Old Notes or if you tender your Old Notes and they are not accepted for exchange.

We will have no obligation to register the Old Notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on April 2, 2019 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The New Notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes of the corresponding series.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue any New Notes in exchange for, any Old Notes, and we may terminate or amend the exchange offer with respect to one or more series of Notes if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events. If we make a material change to the terms of the exchange offer, we will, to the extent required by law, disseminate additional offer materials and extend the exchange offer.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must tender your Old Notes and do the following on or prior to the Expiration Date, unless you follow the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures”:

•

if Old Notes are tendered in accordance with the book-entry procedures described under “The Exchange Offer—Book-Entry Transfer,” transmit an Agent’s Message to the Exchange Agent through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), or

•	transmit a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent, including all other documents required by the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all Old Notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly after such acceptance. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Certain U.S. Federal Income Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as the Exchange Agent (the “Exchange Agent”).

Summary of the Terms of the Notes

The terms of the New Notes offered in the exchange offer are identical in all material respects to the Old Notes, except that the New Notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear different CUSIP numbers and ISINs;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the Notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	Discovery Communications, LLC

Parent Guarantor	Discovery, Inc.

Notes Offered	$393,487,000 aggregate principal amount of New 2019 Senior Notes $542,304,000 aggregate principal amount of New 2020 Senior Notes $345,894,000 aggregate principal amount of New 2022 Senior Notes $486,215,000 aggregate principal amount of New 2024 Senior Notes $488,512,000 aggregate principal amount of New 2025 Senior Notes.

Interest Rates; Interest Payment Dates; Maturity Date	Each series of New Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of Old Notes for which they are being offered in exchange.

Each New Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Old Note. Holders of Old Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of their Old notes until the date of the issuance of the New Notes.

Consequently, holders of New Notes will receive the same interest payments that they would have received had they not exchanged their Old Notes in the exchange offer. No accrued but unpaid interest will be paid with respect to any Old Notes tendered and not validly withdrawn prior to the Withdrawal Deadline.

Series	Stated Maturity Date	Interest Rates	Interest Payment Dates
2019 Senior Notes	November 15, 2019	2.750% per annum	May 15 and November 15
2020 Senior Notes	June 15, 2020	2.800% per annum	June 15 and December 15
2022 Senior Notes	June 15, 2022	3.500% per annum	June 15 and December 15
2024 Senior Notes	November 15, 2024	3.900% per annum	May 15 and November 15
2025 Senior Notes	June 15, 2025	3.950% per annum	June 15 and December 15

Ranking	The Notes will be DCL’s unsecured senior obligations and will rank equally in right of payment with DCL’s existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to DCL’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of DCL’s subsidiaries to the extent such subsidiaries do not guarantee the Notes. The Notes will be senior in right of payment to all future subordinated indebtedness of DCL.

As of December 31, 2018:

•	DCL has approximately $17.2 billion in aggregate principal amount of indebtedness outstanding, including the Notes, all of which rank equally in right of payment;

•	DCL has no secured indebtedness outstanding; and

•	DCL’s subsidiaries have approximately $410 million in aggregate principal amount of indebtedness outstanding, all of which are effectively senior to the Notes.

Parent Guarantee	All payments on the Notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor. See “Description of Notes—Guarantee—Guarantee by the Guarantor.”

The guarantee of the Notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Guarantor. The guarantee will be effectively subordinated to the Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the Notes.

As of December 31, 2018, the Guarantor’s outstanding indebtedness consisted of its guarantees of $16.7 billion aggregate principal amount of DCL’s senior debt securities, including the Notes, $225 million of borrowings under DCL’s revolving credit facility, and $252 million of capital leases.

Subsidiary Guarantors	All payments on the Notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by all of the Guarantor’s domestic subsidiaries that guarantee DCL’s obligations under our revolving credit facility. Each such guarantee of the Notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of each such subsidiary guarantor. Each such guarantee will be effectively subordinated to each such subsidiary guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt.

See “Risk Factors—Risks Related to the Notes—DCL and Scripps conduct a substantial amount of their operations, and Discovery conducts all of its operations, through subsidiaries. DCL, Discovery and Scripps may be limited in their ability to access funds from their subsidiaries to service their debt, including the Notes. In addition, the Notes will not be guaranteed by the subsidiaries of DCL or, except in certain circumstances, the subsidiaries of Discovery.”

Optional Redemption	2019 Senior Notes: Prior to October 15, 2019, DCL may redeem the 2019 Senior Notes in whole or in part at any time at the redemption prices described under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after October 15, 2019, DCL may redeem the 2019 Senior Notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

2020 Senior Notes: Prior to May 15, 2020, DCL may redeem the 2020 Senior Notes in whole or in part at any time at the redemption prices described under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after May 15, 2020, DCL may redeem the 2020 Senior Notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

2022 Senior Notes: Prior to April 15, 2022, DCL may redeem the 2022 Senior Notes in whole or in part at any time at the redemption prices described under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after April 15, 2022, DCL may redeem the 2022 Senior Notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

2024 Senior Notes: Prior to August 15, 2024, DCL may redeem the 2024 Senior Notes in whole or in part at any time at the redemption prices described under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after August 15, 2024, DCL may redeem the 2024 Senior Notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

2025 Senior Notes: Prior to March 15, 2025, DCL may redeem the 2025 Senior Notes in whole or in part at any time at the redemption prices described under “Description of Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after March 15, 2025, DCL may redeem the 2025 Senior Notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

Change of Control Offer to Repurchase	If a Change of Control Triggering Event (as defined herein) occurs, DCL must offer to repurchase the Notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, as described under “Description of Notes—Change of Control Offer to Repurchase.”

Sinking Fund	None.

Covenants	DCL will issue each series of the New Notes as a separate series of debt securities. Each series of New Notes will be issued under the senior indenture, dated as of August 19, 2009 (the “base indenture”), as supplemented by the fifteenth supplemental indenture, dated as of April 3, 2018 (the “fifteenth supplemental indenture” and, together with the base indenture, the “indenture”), each by and among DCL, Discovery, the trustee, and, with respect to the fifteenth supplemental indenture, Scripps. The indenture restricts, among other things:

•	DCL’s ability to incur certain liens securing debt;

•	DCL’s ability to enter into sale and leaseback transactions; and

•	the ability of DCL and Discovery to sell all or substantially all of their respective assets or merge or consolidate with or into other companies.

Form and Denomination of Notes	The New Notes of each series will be issued in the form of one or more fully-registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC. Except in the limited circumstances described under “Description of Notes—Book-Entry, Delivery and Form,” New Notes will not be issued in certificated form or exchanged for interests in global securities.

Trustee, registrar and transfer agent	U.S. Bank National Association.

Governing Law	The indenture and the Notes are governed by the laws of the State of New York.

Further Issues	DCL may from time to time, without notice to or consent of the registered holders of the Notes, create and issue additional senior notes, which may include New Notes of the same series as any series offered hereby, ranking equally and ratably with the Notes of such series offered hereby in all respects, provided that if such additional senior notes are not fungible with the original senior notes of such series for U.S. federal income tax purposes, such additional senior notes will have separate CUSIP numbers.

Risk Factors	An investment in the New Notes offered in the exchange offer involves risk. Before making an investment decision, you should carefully consider the risks described in “Risk Factors,” as well as other information included or incorporated by reference into this prospectus, including the risk factors set forth in Discovery’s Annual Report filed on Form 10-K. for the year ended December 31, 2018 (the “2018 Discovery Annual Report”) before making an investment decision.

Summary Consolidated Historical Financial Information of Discovery

The following table sets forth Discovery’s summary consolidated historical financial data as of the dates and for the periods indicated. The summary consolidated historical financial data for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 have been derived from Discovery’s audited consolidated financial statements and related notes which are incorporated herein by reference. The summary consolidated historical financial data are qualified in their entirety by, and should be read in conjunction with Discovery’s audited consolidated financial statements and the related notes thereto included in the 2018 Discovery Annual Report, which is incorporated herein by reference. See “Where You Can Find More Information.” Discovery’s consolidated historical financial data may not be indicative of the future performance of Discovery. See the sections entitled “Forward-Looking Statements” and “Risk Factors.”

(dollars in millions, except per share amounts)	Fiscal Years Ended December 31,
	2018	2017	2016
Selected Statement of Operations Information:
Revenues	$10,553	$6,873	$6,497
Operating income	1,934	713	2,058
Net income (loss)	681	(313)	1,218
Net income available to Discovery, Inc.	594	(337)	1,194
Basic earnings per share available to Discovery, Inc. Series A, B and C common stockholders:
Net income (loss)	0.86	(0.59)	1.97
Diluted earnings per share available to Discovery, Inc. Series A, B and C common stockholders:
Net income (loss)	0.86	(0.59)	1.96
Weighted average shares outstanding:
Basic	498	384	401
Diluted	688	576	610
Selected Balance Sheet Information:
Cash and cash equivalents	$986	$7,309	$300
Total assets	32,550	22,555	15,672
Long-term debt:
Current portion	1,860	30	82
Long-term portion	15,185	14,755	7,841
Total liabilities	22,033	17,532	10,262
Redeemable noncontrolling interests	415	413	243
Equity attributable to Discovery, Inc.	8,386	4,610	5,167
Total equity	$10,102	$4,610	$5,167

•

On March 6, 2018, Discovery acquired Scripps. Scripps is a wholly-owned subsidiary whose total assets and total revenues represented approximately 55% and 29%, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended December 31, 2018. On April 30, 2018, Discovery sold an 88% controlling equity stake in its Education Business to Francisco Partners for a sale price of $113 million. The Company recorded a gain of $84 million based on net assets disposed of $44 million, including $40 million of goodwill. (See Note 3 to the consolidated financial statements included in the 2018 Discovery Annual Report, incorporated by reference herein.) For the year ended December 31, 2018, Discovery has incurred transaction and integration costs for the Scripps acquisition of $110 million.

•	On December 31, 2017, Discovery recognized a goodwill impairment charge totaling $1.3 billion for its European reporting unit. (See Note 8 to the consolidated financial statements included in the 2018

Discovery Annual Report, incorporated by reference herein.) On November 30, 2017, Discovery acquired a controlling interest in OWN from Harpo, increasing Discovery’s ownership stake from 49.50% to 73.99%. Discovery paid $70 million in cash and recognized a gain of $33 million to account for the difference between the carrying value and the fair value of the previously held 49.50% equity interest. On September 25, 2017, Discovery acquired a 67.5% controlling interest in MTG (then known as VTEN), a new joint venture with GoldenTree, in exchange for its contribution of the Velocity network. On April 28, 2017, Discovery sold Raw and Betty to All3Media and recorded a loss of $4 million upon disposition. (See Note 3 to the consolidated financial statements included in the 2018 Discovery Annual Report, incorporated by reference herein.) For the year ended December 31, 2017, Discovery has incurred transaction and integration costs for the Scripps Networks acquisition of $79 million, including the $35 million charge associated with the modification of Advance/Newhouse’s preferred stock. (See Note 12 to the consolidated financial statements included in the 2018 Discovery Annual Report, incorporated by reference herein.) In conjunction with the Scripps Networks acquisition, Discovery executed a number of new derivative instruments which were settled during September 2017 resulting in a $98 million and $12 million loss in connection with interest rate and foreign exchange contracts, respectively. (See Note 10 to the consolidated financial statements included in the 2018 Discovery Annual Report, incorporated by reference herein.)

•

On September 30, 2016, Discovery recorded an other-than-temporary impairment of $62 million related to its investment in Lionsgate. On December 2, 2016, Discovery acquired a minority interest and formed a new joint venture, Group Nine Media, Inc. (“Group Nine Media”), in exchange for contributions of $100 million and Discovery’s digital network businesses Seeker and SourceFed, resulting in a gain of $50 million upon deconsolidation of the businesses (“Group Nine Transaction”). As of December 31, 2017, Discovery owns a 42% minority interest in Group Nine Media with a carrying value of $212 million. (See Note 4 to the consolidated financial statements included in the 2018 Discovery Annual Report, incorporated by reference herein.)

RISK FACTORS

Participating in the exchange offer involves risks. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus before making an investment decision. In particular, you should carefully consider the risks and uncertainties included in Item 1A, “Risk Factors,” of the 2018 Discovery Annual Report, which is incorporated by reference in this prospectus and under the caption “Forward-Looking Statements.” If any of those risks or the following risks actually occurs, Discovery’s businesses, and your investment in the Notes, could be negatively affected. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially and adversely affect their business operations, results of operations, financial condition or prospects. If any of these risks materialized, our ability to pay interest on the Notes when due or to repay the Notes at maturity could be adversely affected, and the trading prices of the Notes could decline substantially.

Risks Related to the Exchange Offer

If you fail to exchange your Old Notes, they will continue to be restricted securities and may become less liquid.

Old Notes that you do not tender or the Issuer does not accept will, following the exchange offer, continue to be restricted securities, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

If a large number of outstanding Old Notes are exchanged for New Notes issued in the exchange offer, we expect that the liquidity of the market for any Old Notes remaining after the completion of the exchange offer will be substantially limited. Any Old Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Old Notes of the applicable series outstanding. Following the exchange offer, if you do not tender your Old Notes you generally will not have any further registration rights, and your Old Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes

Risks Related to the Notes

The Notes will be unsecured and, therefore, will be effectively subordinated to any secured debt of DCL. In addition, the Notes will be guaranteed on an unsecured basis, and therefore, the guarantees will effectively be subordinated to any secured debt of Discovery or Scripps.

The Notes will not be secured by any of DCL’s assets, and guarantees of the Notes will not be secured by any of Discovery’s or Scripps’ assets. As a result, the Notes and the guarantees are effectively subordinated to any secured debt of DCL, Discovery and Scripps, respectively, in each case to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving DCL, the holders of any secured debt of DCL may assert rights against DCL’s assets securing such indebtedness in order to receive full payment of their debt before those assets may be used to pay the holders of the Notes. Similarly, in any liquidation, dissolution, bankruptcy or other similar proceeding involving Discovery or Scripps, the holders of any secured debt of Discovery or Scripps may assert their rights against Discovery’s or Scripps’ assets securing such indebtedness respectively in order to receive full payment of their debt before those assets may be used to make payments to the holders of the Notes under the applicable guarantee. The terms of the indenture limit DCL’s ability to create, incur, assume or permit to exist any liens to secure any debt of DCL. However, these limitations are subject to numerous exceptions. See “Description of Notes—Certain Covenants.” In addition, the terms of the indenture do not limit Discovery’s ability to create, incur, assume or permit to exist any of its or its subsidiaries’ liens to secure any debt. As of December 31, 2018, none of DCL, Discovery nor Scripps had any secured debt outstanding. See “Description of Notes—Ranking.”

Discovery has a significant amount of debt and may incur significant amounts of additional debt, which could adversely affect Discovery’s financial health and its ability to react to changes in its business.

As of December 31, 2018, Discovery had approximately $17.2 billion of consolidated debt, including capital leases, of which $1.9 billion was then current. Discovery’s substantial level of indebtedness increases the possibility that it may be unable to generate cash sufficient to pay when due the principal of, interest on, or other amounts associated with its indebtedness. In addition, Discovery has the ability to draw down its $2.5 billion revolving credit facility in the ordinary course, which would have the effect of increasing its indebtedness. Discovery is also permitted, subject to certain restrictions under its existing indebtedness, to obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing Discovery’s total leverage.

Discovery’s substantial leverage could have significant negative consequences on its financial condition and results of operations, including:

•

impairing its ability to meet one or more of the financial ratio covenants contained in its debt agreements or to generate cash sufficient to pay interest or principal, which could result in an acceleration of some or all of its outstanding debt in the event that an uncured default occurs;

•	increasing Discovery’s vulnerability to general adverse economic and market conditions;

•	limiting Discovery’s ability to obtain additional debt or equity financing;

•	requiring the dedication of a substantial portion of Discovery’s cash flow from operations to service its debt, thereby reducing the amount of cash flow available for other purposes;

•	requiring Discovery to sell debt or equity securities or to sell some of its core assets, possibly on unfavorable terms, to meet payment obligations;

•	limiting Discovery’s flexibility in planning for, or reacting to, changes in its business and the markets in which it competes; and

•	placing Discovery at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

DCL and Scripps conduct a substantial amount of their operations, and Discovery conducts all of its operations, through subsidiaries. DCL, Discovery and Scripps may be limited in their ability to access funds from their subsidiaries to service their debt, including the Notes. In addition, the Notes will not be guaranteed by the subsidiaries of DCL or, except in certain circumstances, the subsidiaries of Discovery.

DCL and Scripps conduct a substantial amount of their operations, and Discovery conducts all of its operations, through subsidiaries. Accordingly, they depend on their subsidiaries’ earnings and advances or loans made by the subsidiaries to them (and potentially dividends or distributions by the subsidiaries to them) to provide funds necessary to meet their obligations, including the payments of principal, premium, if any, and interest on the Notes. If DCL and Discovery are unable to access the cash flows of their respective subsidiaries, including with respect to Discovery, Scripps and its subsidiaries, they would be unable to meet their debt obligations.

The subsidiaries of DCL and Discovery are separate and distinct legal entities and, except to the extent that they guarantee the Notes, have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make funds available to DCL to do so. In addition, the ability of the subsidiaries of DCL and Discovery to pay dividends or otherwise transfer assets to them is subject to various restrictions under applicable law and limitations under contractual obligations. In the event of a bankruptcy, liquidation or reorganization of any of DCL’s Discovery’s subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to DCL or the Guarantor. In addition, the indenture allows DCL and Discovery to create new subsidiaries and invest in their subsidiaries, none of whose assets you will have any claim against, except to the extent that they guarantee the Notes. The Notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by all of Discovery’s future domestic subsidiaries that guarantee our obligations under the revolving credit facility. There can be no assurance that any future domestic subsidiary will guarantee the revolving credit facility and, as a result, be required to guarantee the Notes. In the event that a future domestic subsidiary does guarantee the Notes as a result of its guaranteeing the revolving credit facility, there also can be no assurance that such guarantee of the revolving credit facility and, as a result, such guarantee of the Notes, will remain in place. There can be no assurance that Scripps will continue to guarantee the revolving credit facility, and thus continue to be required to guarantee of the Notes.

The Notes will be effectively subordinated to the existing and future liabilities of DCL’s subsidiaries, and the guarantee will be effectively subordinated to the existing and future liabilities of Discovery’s subsidiaries, including Scripps.

DCL’s and Discovery’s equity interests in their respective subsidiaries are subordinated to any debt and other liabilities and commitments of their respective subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. As a result, DCL and Discovery may not have direct access to the assets of their respective subsidiaries unless those assets are transferred by dividend or otherwise to them or such subsidiary guarantees the Notes. DCL’s right to receive assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of creditors of DCL’s subsidiaries. Similarly, Discovery’s right to receive assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization will be effectively subordinated to the claims of creditors of the Discovery’s subsidiaries, including Scripps and its subsidiaries. As a result, Discovery‘s obligations under the guarantee may only be satisfied with the remaining assets of its subsidiaries after creditors’ claims against such subsidiaries’ assets have been satisfied. In addition, even if DCL or Discovery were creditors of any of their respective subsidiaries, their rights as creditors would be subordinated to any security interest in the assets of their respective subsidiaries, and any debt of their respective subsidiaries secured by those assets would be senior to that held by them.

As of December 31, 2018, DCL has approximately $17.2 billion in aggregate principal amount of indebtedness outstanding, including the Notes, all of which rank equally in right of payment; DCL has no secured indebtedness outstanding; and Discovery’s subsidiaries other than DCL have approximately $695 million in aggregate principal amount of indebtedness outstanding, all of which are effectively senior to the Notes.

There may be no active trading market for the New Notes, and, if one develops, it may not be liquid.

The New Notes will constitute new issues of securities for which there is no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. A trading market for the Notes may not develop, or if a market for the Notes were to develop, the Notes may trade at a discount from their original offering prices, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. There can be no assurance as to the development or liquidity of any market for the Notes, the ability of the holders to sell their Notes or the prices at which the holders would be able to sell their Notes.

Changes in our credit ratings or the debt markets could adversely affect the trading prices of the Notes.

The trading prices for the Notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading prices of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the trading prices of the Notes.

The Notes will not restrict the ability of DCL, Discovery or Scripps to incur additional debt, repurchase their respective securities or to take other actions that could negatively impact their ability to pay their obligations under the Notes or the guarantees, respectively.

None of DCL, Discovery or Scripps will be restricted under the terms of the Notes from incurring additional debt or repurchasing its respective securities. In addition, the limited covenants applicable to the Notes do not require DCL, Discovery or Scripps to achieve or maintain any minimum financial results relating to its respective financial position or results of operations. The ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes or the guarantees could have the effect of diminishing DCL’s, Discovery’s and Scripps’ ability to make payments on the Notes or the guarantees, respectively, when due.

We may not be able to repurchase all of the Notes upon a change of control, which would result in a default under the Notes.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our right to redeem a series of Notes, each holder of Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Notes. In addition, our ability to repurchase the Notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the Notes. See “Description of Notes—Change of Control Offer to Repurchase.”

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any documents incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects, and anticipated sources and uses of capital. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be accomplished. The following is a list of some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•

changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, subscription video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on television advertising revenue;

•	continued consolidation of distribution customers and production studios;

•	a failure to secure affiliate agreements or renewal of such agreements on less favorable terms;

•	rapid technological changes;

•	the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

•	general economic and business conditions;

•	industry trends, including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising;

•	disagreements with our distributors or other business partners over contract interpretation;

•	fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets, from events including Brexit;

•	market demand for foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	uncertainties inherent in the development of new business lines and business strategies;

•	uncertainties regarding the financial performance of our equity method investees;

•	our ability to complete, integrate and obtain the anticipated benefits and synergies from our proposed business combinations and acquisitions on a timely basis or at all;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	future financial performance, including availability, terms, and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software, and services;

•	our ability to achieve the efficiencies, savings and other benefits anticipated from our cost-reduction initiative;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility or duration of an industry-wide strike or other job action affecting a major entertainment industry union;

•

changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and adverse outcomes from regulatory proceedings;

•	changes in income taxes due to regulatory changes or changes in our corporate structure;

•	changes in the nature of key strategic relationships with partners, distributors and equity method investee partners;

•	competitor responses to our products and services and the products and services of the entities in which we have interests;

•	threatened terrorist attacks and military action;

•	our significant level of debt;

•	reduced access to capital markets or significant increases in costs to borrow; and

•	a reduction of advertising revenue associated with unexpected reductions in the number of subscribers.

These risks have the potential to impact the recoverability of the assets recorded on our balance sheets, including goodwill or other intangibles.

You should read carefully the factors discussed under the heading “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus, including the risks and uncertainties discussed in “Item 1A. Risk Factors” of 2018 Discovery Annual Report. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

THE EXCHANGE OFFER

Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes that are identical in all material respects to the Old Notes, except for provisions relating to registration rights and the transfer restrictions relating to the Old Notes, and except for certain related differences described below. See “Exchange Offer; Registration Rights.”

General

On April 3, 2018, DCL consummated its offers to exchange (the “original exchange offer”), pursuant to exemptions from the registration requirements of the Securities Act, and exchanged Old Notes for tendered Scripps Notes of a corresponding series. DCL exchanged: (i) $393,487,000 aggregate principal amount of Scripps’ 2.750% Senior Notes due 2019 for a like principal amount of Old 2019 Senior Notes, (ii) $542,304,000 aggregate principal amount of Scripps’ 2.800% Senior Notes due 2020 Notes for a like principal amount of Old 2020 Senior, (iii) $345,894,000 aggregate principal amount of Scripps’ 3.500% Senior Notes due 2022 of for a like principal amount Old 2022 Senior Notes, (iv) $486,215,000 aggregate principal amount of Scripps’ 3.900% Senior Notes due 2024 for a like principal amount of Old 2024 Senior Notes, and (v) $488,512,000 aggregate principal amount of Scripps’ 3.950% Senior Notes due 2025 for a like principal amount of Old 2025 Senior Notes.

In connection with the issuance of the Old Notes, DCL, Discovery and Scripps entered into the Registration Rights Agreement, with Goldman Sachs & Co. LLC, as dealer manager. Pursuant to the Registration Rights Agreement, DCL has agreed (1) to use its commercially reasonable efforts to consummate an exchange offer to exchange the Old Notes for registered notes containing terms substantially similar in all material respects to the Old Notes (except that the new exchange notes will not be subject to transfer restrictions or any increase in annual interest rate) and evidencing the same indebtedness as the Old Notes and (2) if Discovery determines that a registered exchange offer is not available or other specified circumstances occur, to have a shelf registration statement declared effective with respect to resales of the Old Notes. If DCL fails to satisfy the foregoing obligations under the Registration Rights Agreement within 365 days of the issue date of the Old Notes, we will be required to pay additional interest to the holders of the Old Notes under certain circumstances.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal (the “letter of transmittal”) contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.

When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:

•	You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

•

We will keep the exchange offer open for not less than 20 business days, or shorter or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on March 5, 2019 to all of the registered holders of Old Notes at their addresses listed in the security registrar’s security register with respect to the Old Notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on April 2, 2019; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.

•	The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described under “—Conditions to the Exchange Offer.”

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised as described under “—Withdrawal Rights.” Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes promptly after the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the exchange offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time during which the exchange offer is open so that at least five business days remain in the exchange offer following notice of a material change.

•

We will give oral (promptly followed in writing) or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the exchange offer for a specified period of time.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “—Resale of the New Notes.”

Important Rules Concerning the Exchange Offer

You should note the following important rules concerning the exchange offer:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes

What to Submit and How

If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the exchange offer, you must, except as described under “—Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:

(1)	if Old Notes are tendered in accordance with the book-entry procedures described under “—Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP, or

(2)

a properly completed and duly executed letter of transmittal, or a facsimile copy thereof, to the Exchange Agent at the address set forth below under “—Exchange Agent,” including all other documents required by the letter of transmittal.

In addition,

(1)

a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer” (a “Book-Entry Confirmation”), along with an Agent’s Message, must be actually received by the Exchange Agent prior to the Expiration Date, or

(2)	certificates for Old Notes must be actually received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date, or

(3)	you must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.

The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Old Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.

How to Sign Your Letter of Transmittal and Other Documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:

(1)	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2)

for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (“STAMP”), the Stock Exchanges Medallion Program (“SEMP”) and the New York Stock Exchange Medallion Signature Program (“MSP”) (each, an “Eligible Institution”).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes of the same series, promptly after the Expiration Date. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral (promptly followed in writing) or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.

In all cases, we will issue New Notes in exchange for Old Notes of the same series that are accepted for exchange only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation or Old Notes in proper form for transfer,

•	a properly transmitted Agent’s Message or a properly completed and duly executed letter of transmittal, and

•	all other required documentation.

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under

“—Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, S.A. (“Clearstream”) may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.

Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal, or a facsimile copy thereof, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

If your Old Notes are held through DTC, you must complete the accompanying form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of Old Notes until the Exchange Agent actually receives from DTC the information and documentation described under “—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:

•	the tender is made through an Eligible Institution, as defined above,

•

prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:

•	the name and address of the holder of Old Notes,

•	the amount of Old Notes tendered,

•

that the tender is being made by delivering such notice and guaranteeing that, within three Nasdaq trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and

•

a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three Nasdaq trading days after the Expiration Date.

Withdrawal Rights

You can withdraw your tender of Old Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be actually received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes to be withdrawn;

•	contain a statement that the tendering holder is withdrawing its election to have such Notes exchanged for New Notes;

•

except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the security registrar with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;

•	if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;

•

if certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and

•

if Old Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.

If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if we determine in our reasonable judgment at any time before the Expiration Date that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

We reserve the right to terminate or amend the exchange offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.

Exchange Agent

U.S. Bank National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

Deliver To:

By mail, hand delivery or overnight courier:	By facsimile:	For information call:

U.S. Bank National Association Global Corporate Trust Services Attn: Specialized Finance 111 Fillmore Ave. E St. Paul, MN 55107	(651) 466-7367 Attn: Specialized Finance	(800) 934-6802

Delivery to an address other than the address of the Exchange Agent as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be approximately $600,000.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the exchange offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. Neither the Issuer nor any guarantor, nor any of their affiliates, have entered into any arrangement or understanding with any person to distribute the securities to be received in the exchange offer and, to the best of our information and belief, each person participating in the exchange offer is (i) neither an “affiliate” of any of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act, nor a broker-dealer acquiring the securities in exchange for securities acquired directly from the Issuer or any guarantor for its own account, (ii) acquiring the securities in its ordinary course of business, and (iii) is not engaged in, and does not intend to engage in, the distribution of the securities to be received in the exchange offer and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the exchange offer.

However, any purchaser of Old Notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

•	will not be able to rely on such SEC interpretation;

•	will not be able to tender its Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.

We acknowledge that such secondary resale transactions should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K promulgated under the Securities Act.

By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the Old Notes will represent that:

•	any New Notes to be received by such holder will be acquired in the ordinary course of its business;

•	it has no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•	it is not an “affiliate” of us or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.

In addition, in connection with any resales of those Old Notes, each exchanging dealer, as defined below, receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that exchanging dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the exchange offer registration statement.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement we entered into in connection with the private offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to limited exceptions. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

DESCRIPTION OF NOTES

General

DCL will issue each series of the New Notes as a separate series of debt securities. Each series of the Old Notes were, and each series of the New Notes will be, issued under the senior indenture, dated as of August 19, 2009 (the “Base Indenture”), among DCL, Discovery, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented as supplemented by the fifteenth supplemental indenture, dated as of April 3, 2018, among DCL, Discovery, the Trustee, and Scripps, as subsidiary guarantor (the “fifteenth supplemental indenture”). We refer to the Base Indenture, together with the fifteenth supplemental indenture, as the “indenture.” The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the New Notes will be registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers and ISINs from the Old Notes, and will not entitle their holders to registration rights. New Notes will otherwise be treated as Old Notes for purposes of the indenture.

Because this is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the New Notes of each series is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus have the meanings given to them in the indenture. As used in this “Description of Notes,” “we,” “our,” “us,” and “DCL” refer to Discovery Communications, LLC, and the “Guarantor” refers to Discovery, Inc. Such terms do not, unless the context otherwise indicates, include the subsidiaries of such entities. The terms of each series of New Notes include those stated in the indenture and those which are made a part of the indenture by the Trust Indenture Act. A copy of the indenture is available for inspection at the office of the Trustee.

The Notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a New Note will be treated as the owner of the New Note for all purposes. Only registered holders will have rights under the indenture.

The Notes

•

Date interest starts accruing: Interest on the Notes will accrue from the date of issuance of the Old Notes or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for.

•	Computation of interest: Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

•	Form of senior notes: The Notes of each series will be in the form of one or more global senior notes that we will deposit with or on behalf of DTC.

•	No sinking fund: The Notes will not be subject to any sinking fund.

•

Ranking: Each series of the Notes will constitute a separate series of our unsecured and unsubordinated Notes, ranking equally and ratably with any other unsecured and unsubordinated debt of ours. See “—Ranking” below.

•

Guarantee: Payment of the principal of (and premium, if any, on) and interest on the Notes, and all other amounts due under the fifteenth supplemental indenture, will be unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by each of the Guarantor’s future wholly-owned Domestic Subsidiaries that are required to become Subsidiary Guarantors. See “—Guarantee” below.

The specific terms of each series of Notes are set forth below:

2019 Senior Notes

The specific terms of the 2019 Senior Notes will be as follows:

•	Title: 2.750% Senior Notes due November 15, 2019

•	Interest payment date: Interest on the 2019 Senior Notes will be paid semi-annually on May 15 and November 15 of each year.

•	Regular record dates for interest: The regular record dates for interest on the 2019 Senior Notes will be May 1 and November 1 of each year.

•	Initial principal amount of New 2019 Senior Notes being issued: up to $393,487,000

•	Stated maturity date: November 15, 2019

•	Interest rate: the 2019 Senior Notes will bear interest at the rate of 2.750% per annum.

2020 Senior Notes

The specific terms of the 2020 Senior Notes will be as follows:

•	Title: 2.800% Senior Notes due June 15, 2020

•	Interest payment date: Interest on the 2020 Senior Notes will be paid semi-annually on June 15 and December 15 of each year.

•	Regular record dates for interest: The regular record dates for interest on the 2020 Senior Notes will be June 1 and December 1 of each year.

•	Initial principal amount of New 2020 Senior Notes being issued: up to $542,304,000

•	Stated maturity date: June 15, 2020

•	Interest rate: the 2020 Senior Notes will bear interest at the rate of 2.800% per annum.

2022 Senior Notes

The specific terms of the 2022 Senior Notes will be as follows:

•	Title: 3.500% Senior Notes due June 15, 2022

•	Interest payment date: Interest on the 2022 Senior Notes will be paid semi-annually on June 15 and December 15 of each year.

•	Regular record dates for interest: The regular record dates for interest on the 2022 Senior Notes will be June 1 and December 1 of each year.

•	Initial principal amount of New 2022 Senior Notes being issued: up to $345,894,000

•	Stated maturity date: June 15, 2022

•	Interest rate: the 2022 Senior Notes will bear interest at the rate of 3.500% per annum.

2024 Senior Notes

The specific terms of the 2024 Senior Notes will be as follows:

•	Title: 3.900% Senior Notes due November 15, 2024

•	Interest payment date: Interest on the 2024 Senior Notes will be paid semi-annually on May 15 and November 15 of each year.

•	Regular record dates for interest: The regular record dates for interest on the 2024 Senior Notes will be May 1 and November 1 of each year.

•	Initial principal amount of New 2024 Senior Notes being issued: up to $486,215,000

•	Stated maturity date: November 15, 2024

•	Interest rate: the 2024 Senior Notes will bear interest at the rate of 3.900% per annum.

2025 Senior Notes

The specific terms of the 2025 Senior Notes will be as follows:

•	Title: 3.950% Senior Notes due June 15, 2025

•	Interest payment date: Interest on the 2025 Senior Notes will be paid semi-annually on June 15 and December 15 of each year.

•	Regular record dates for interest: The regular record dates for interest on the 2025 Senior Notes will be June 1 and December 1 of each year.

•	Initial principal amount of New 2025 Senior Notes being issued: up to $488,512,000

•	Stated maturity date: June 15, 2025

•	Interest rate: the 2025 Senior Notes will bear interest at the rate of 3.500% per annum.

Ranking

The Notes are DCL’s unsecured senior obligations and rank equally in right of payment with DCL’s existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to DCL’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of DCL’s subsidiaries to the extent such subsidiaries do not guarantee the Notes. The Notes will be senior in right of payment to all future subordinated indebtedness of DCL.

As of December 31, 2018:

•	DCL had approximately $17.2 billion in aggregate principal amount of indebtedness outstanding, including the Notes;

•	DCL had no secured indebtedness outstanding; and

•	DCL’s subsidiaries had approximately $410 million in aggregate principal amount of indebtedness outstanding, all of which are effectively senior to the Notes.

Guarantees

Guarantee by the Guarantor

All payments on the Notes, including principal and interest (and premium, if any), are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor.

The guarantee by the Guarantor of the Notes rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Guarantor. The guarantee is effectively subordinated to the

Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the Notes.

As of December 31, 2018, the Guarantor’s outstanding indebtedness consisted of its guarantees of $16.7 billion aggregate principal amount of DCL’s senior notes, including the Notes, $225 million of borrowings under DCL’s revolving credit facility, and $252 million of capital leases.

Guarantee by Subsidiaries of the Guarantor

The indenture provides that the Guarantor will cause each wholly-owned Domestic Subsidiary that guarantees payment of any Debt of DCL or the Guarantor under DCL’s Revolving Credit Facility, to execute and deliver to the Trustee within 30 days a supplemental indenture, in form and substance required by the indenture or other instrument pursuant to which such wholly-owned Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable supplemental indenture. Subsidiary guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. Scripps is a Subsidiary Guarantor under the indenture.

“Domestic Subsidiary” means any Guarantor Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.

“Foreign Subsidiary” means any Guarantor Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Guarantor Subsidiary that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” means any Guarantor Subsidiary designated as a Foreign Subsidiary Holdco by DCL, so long as such Subsidiary has no material assets other than securities, indebtedness or receivables of one or more Foreign Subsidiaries (or Guarantor Subsidiaries thereof), intellectual property relating solely to such Foreign Subsidiaries (or Guarantor Subsidiaries thereof) and/or other assets (including cash and cash equivalents) relating to an ownership interest in any such securities, indebtedness, intellectual property or Guarantor Subsidiaries.

“Guarantor Subsidiary” means a corporation or other business entity of which equity interests having a majority of the voting power under ordinary circumstances is owned, directly or indirectly, by the Guarantor or by one of more subsidiaries of the Guarantor, or by the Guarantor and one or more subsidiaries of the Guarantor.

“Revolving Credit Facility” means the revolving credit facility created pursuant to the Amended and Restated Credit Agreement, dated as of February 4, 2016, among DCL, the Guarantor, certain subsidiaries of DCL, the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 11, 2017, as further amended, restated, supplemented, replaced, waived or otherwise modified from time to time.

“Subsidiary Guarantor” means any Guarantor Subsidiary that enters into a subsidiary guarantee, in each case, unless and until such Guarantor Subsidiary is released from such subsidiary guarantee in accordance with the terms of the indenture.

All payments on the Notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by each Subsidiary Guarantor.

The guarantee by each Subsidiary Guarantor of the Notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of such Subsidiary Guarantor. The guarantee will be effectively subordinated to the applicable Subsidiary Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Subsidiary Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the Notes.

The indenture provides that the obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its subsidiary guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under the subsidiary guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such subsidiary guarantee will be a continuing guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other subsidiary guaranteed obligations of the relevant Subsidiary Guarantor then due and owing, unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its subsidiary guarantee, and such subsidiary guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of the indenture, (ii) at any time that such Subsidiary Guarantor is (or, substantially concurrently with the release of the subsidiary guarantee of such Subsidiary Guarantor or if as a result of the release of the subsidiary guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its guarantee of payment by DCL of any Debt of DCL or the Guarantor under our Revolving Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such subsidiary guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a subsidiary guarantee pursuant to this section), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into DCL or the Guarantor or another Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to DCL or the Guarantor or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor ceasing to constitute a Domestic Subsidiary of the Guarantor, (v) upon legal or covenant defeasance of DCL’s obligations, or satisfaction and discharge of the Notes, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all of the Notes then outstanding and all other subsidiary guaranteed obligations then due and owing. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably requested by DCL in order to evidence such release, discharge and termination in respect of such subsidiary guarantee.

Further Issues

We may from time to time, without notice to, or the consent of, the registered holders of the Notes, create and issue additional Notes of any series offered hereby ranking equally and ratably with the Notes of a series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes), so that such additional Notes will be consolidated and form a single series with the Notes of such series and will have the same terms as to status, redemption or otherwise as the Notes of such series, provided that if such additional Notes are not fungible with the Notes of such series for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number.

Optional Redemption

Prior to the applicable Par Call Date, each series of Notes will be redeemable in whole or in part, at the option of DCL at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the series of Notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the series of Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) assuming that such series of Notes matured on the applicable Par Call Date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points in the case of the 2019 Senior Notes, 20 basis points in the case of the 2020 Senior Notes, 25 basis points in the case of the 2022 Senior Notes, 25 basis points in the case of the 2024 Senior Notes and 30 basis points in the case of the 2025 Senior Notes, plus in each case accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

On and after the applicable Par Call Date, each series of Notes will be redeemable at DCL’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the series of Notes to be redeemed, plus accrued and unpaid interest on the principal being redeemed to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes of a series to be redeemed (assuming that such Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means October 15, 2019 with respect to the 2019 Senior Notes, May 15, 2020 with respect to the 2020 Senior Notes, April 15, 2022 with respect to the 2022 Senior Notes, August 15, 2024 with respect to the 2024 Senior Notes and March 15, 2025 with respect to the 2025 Senior Notes.

“Quotation Agent” means the Reference Treasury Dealer appointed by DCL.

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC, and two other primary U.S. Government securities dealers in New York City (each, a “Primary Treasury Dealer”) with respect to the Notes; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, (i) DCL will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by DCL.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

On and after the Par Call Date, the Notes will be redeemable at DCL’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest on the principal amount being redeemed to the date of redemption.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of Notes of the series to be redeemed. Unless DCL defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of Notes or portions thereof called for redemption.

If less than all of the Notes of a series are to be redeemed, the Notes of such series shall be selected by the Trustee by such method the Trustee deems to be fair and appropriate in accordance with applicable depositary procedures.

Change of Control Offer to Repurchase

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem a series of Notes in full, as described under “Optional Redemption,” holders of Notes of any series included herein will have the right to require us to repurchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first-class mail, a notice to holders of Notes of any series not redeemed, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes of any series not redeemed electing to have their Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes of a series properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes of a series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Guarantor and its subsidiaries, or DCL and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes of any series offered hereby to require us to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor and its subsidiaries, or DCL and its subsidiaries, taken as a whole, to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the Change of Control Offer discussion above, the following definitions are applicable:

“Below Investment Grade Rating Event” with respect to the Notes of a series means that such series becomes rated below Investment Grade by each Rating Agency on any date from the date of the public notice by the

Guarantor or DCL of an arrangement that results in a Change of Control until the end of the 60-day period following public notice by the Guarantor or DCL of the occurrence of a Change of Control (which period will be extended so long as the rating of such series of Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries, or DCL and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Significant Shareholder or any combination of Significant Shareholders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor or DCL, measured by voting power rather than number of shares;

(3) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of the Guarantor’s common stock, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the outstanding Voting Stock of the Guarantor, measured by voting power rather than number of shares;

(4) the first day on which the majority of the members of the board of directors of the Guarantor cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation, dissolution or winding up of the Guarantor.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors (or equivalent body) of the Guarantor who:

(1) was a member of such board of directors on the date of the issuance of the Old Notes; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“DCL” means Discovery Communications, LLC and any successor thereto permitted under the indenture.

“Fitch” means Fitch Ratings Ltd., and its successors.

“Guarantor” means Discovery, Inc. and any successor thereto permitted under the indenture.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of DCL’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the board of directors of the Guarantor and reasonably acceptable to the Trustee) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Shareholder” means each of (a) Advance/Newhouse Programming Partnership, (b) the Guarantor or any of its subsidiaries and (c) any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) if 50% or more of the Voting Stock of such person is “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by Advance/Newhouse Programming Partnership or the Guarantor or one of its subsidiaries or any combination thereof.

“Voting Stock” of any specified person as of any date means any and all shares or equity interests (however designated) of such person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such person, as applicable.

Certain Covenants

The indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Notes protection in the event of a sudden and significant decline in the credit quality of the Guarantor or DCL or a takeover, recapitalization or highly leveraged or similar transaction involving the Guarantor or DCL.

Limitation on Liens

DCL will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on any property or asset, to secure any debt of DCL, any subsidiary or any other person, or permit any subsidiary to do so, without securing the Notes equally and ratably with such debt for so long as such debt will be so secured, subject to certain exceptions. The exceptions include:

•	liens existing on the date of the supplemental indenture related to a series of Notes;

•

liens on assets or property of a person at the time it becomes a subsidiary securing only indebtedness of such person or liens existing on assets or property at the time of the acquisition of such assets, provided such indebtedness was not incurred or such liens were not created in connection with such person becoming a subsidiary or such assets being acquired;

•

liens on assets created at the time of or within 12 months after the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•

liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien does not extend to any other property and the amount of debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding);

•	liens on property incurred in permitted sale and leaseback transactions;

•	liens in favor of only the Guarantor, DCL or one or more subsidiaries granted by DCL or a subsidiary to secure any obligations owed to the Guarantor, DCL or a subsidiary of the Guarantor;

•

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers’, landlords’ and similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

•

pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by the Employment Retirement Income Security Act of 1974, as amended from time to time;

•

deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•

liens arising out of a judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor, DCL or the books of their subsidiaries, as the case may be, in conformity with GAAP;

•

liens for taxes not yet due and payable, or being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor, DCL or the books of their subsidiaries, as the case may be, in conformity with GAAP;

•

easements, rights of way, restrictions and similar liens affecting real property incurred in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the Guarantor, DCL or of such subsidiary;

•

liens securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

•

liens encumbering customary initial deposits and margin deposits and other liens in the ordinary course of business, in each case securing indebtedness under any interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Guarantor or any of its subsidiaries from fluctuations in interest rates or currencies;

•

liens in the nature of voting, equity transfer, redemptive rights or similar terms under any such agreement or other term customarily found in such agreements, in each case, encumbering DCL’s or such subsidiary’s equity interests or other investments in such subsidiary or other person;

•

liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution arrangements; or

•

liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions described under “—Limitation on Sale and Leasebacks” below, do not at any time exceed 10% of the Guarantor’s total consolidated assets.

Though Scripps and its subsidiaries are subsidiaries of the Guarantor but not subsidiaries of DCL, Scripps and its subsidiaries are treated as if they were subsidiaries of DCL for all purposes under the indenture, including for purposes of the provisions described above in “—Limitation on Liens” and the provisions described below in “—Limitation on Sale and Leasebacks.” In addition, if any Subsidiary Guarantor is a subsidiary of the Guarantor but not a subsidiary of DCL, then, unless and until such Subsidiary Guarantor is released from such subsidiary guarantee of the Notes, such Subsidiary Guarantor and its subsidiaries shall be treated as if they were subsidiaries of DCL for all purposes under the indenture, including for purposes of the provisions described above in “—Limitation on Liens” and the provisions described below in “—Limitation on Sale and Leasebacks.”

Limitation on Sale and Leasebacks

DCL will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which DCL or any subsidiary leases any property that has been or is to be sold or transferred by DCL or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if DCL or such subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding senior notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension in the lease, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only DCL and a subsidiary of DCL or only between subsidiaries of DCL; and

•

leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Notwithstanding the foregoing, a sale and leaseback transaction regarding the real property in Silver Spring, Maryland and DCL’s headquarters building located on such property will not be subject to the limitations described above and the provisions described in “—Limitation on Liens.”

Consolidation, Merger and Sale of Assets

Neither DCL nor the Guarantor may consolidate or merge with or into, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•

(1) DCL or the Guarantor is the surviving entity, as applicable, or (2) the successor entity, if other than DCL or the Guarantor is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of DCL’s or the Guarantor’s obligations, as applicable, under the Notes or the guarantee, respectively, and the indenture;

•

immediately after giving effect to the transaction, no Event of Default (as defined below), and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

•

as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of DCL or the Guarantor or any of its subsidiaries would become subject to any lien that would not be permitted by the lien restriction described above without equally and ratably securing the Notes, DCL or the Guarantor or such successor entity, as the case may be, will take the steps as are necessary to secure effectively the Notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, we must deliver to the Trustee an officers’ certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity to DCL or the Guarantor, the successor entity will succeed to, and be substituted for, DCL or the Guarantor, respectively, under the indenture and DCL or the Guarantor, respectively, will be released from its obligations under the Notes or the guarantee, as applicable, and the indenture.

Future Subsidiary Guarantors

The Guarantor will cause each wholly-owned Domestic Subsidiary that guarantees payment of any Debt of DCL or the Guarantor under DCL’s Revolving Credit Facility, to execute and deliver to the Trustee within 30 days a supplemental indenture or other instrument pursuant to which such wholly-owned Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable supplemental indenture. See “—Guarantee—Guarantee by Subsidiaries of the Guarantor” above.

Events of Default

Any one of the following is an “Event of Default” with respect to each series of Notes:

•	if DCL defaults in the payment of interest, and such default continues for 30 days;

•	if DCL defaults in the payment of the principal or any premium when due by declaration, when called for redemption or otherwise;

•

if either the Guarantor or DCL fails to perform or breaches any covenant or warranty in the Notes of such series or in the indenture and applicable to the Notes of such series or guarantee continuing for 90 days after notice to DCL by the Trustee or by holders of at least 25% in principal amount of the outstanding Notes of such series;

•	if certain events of bankruptcy or insolvency occur with respect to DCL or the Guarantor (the “bankruptcy or insolvency provision”);

•

the guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or the Guarantor or any Subsidiary Guarantor, as applicable, denies or disaffirms its obligations under the indenture or the applicable guarantee; and

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Guarantor, DCL or any of their subsidiaries (or the payment of which is guaranteed by the Guarantor, DCL or any of their subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of this prospectus, if that default:

•	is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”); or

•

results in the acceleration of such indebtedness prior to its express maturity (an “Acceleration Event”), and (i) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $100 million or more and (ii) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after written notice has been given by the Trustee or the holders of at least 25% in principal amount of all of the outstanding Notes of such series.

If an Event of Default (other than the bankruptcy or insolvency provision) with respect to the Notes of a series occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Notes of such series may declare the principal of all the Notes of such series to be due and payable. When such declaration is made, such principal will be immediately due and payable. The holders of a majority in principal amount of the Notes of such series may rescind such declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration). If a bankruptcy or insolvency event occurs, the principal of and accrued and unpaid interest on the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes.

Holders of the Notes of a series may not enforce the indenture or the Notes of such series, except as provided in the indenture. The Trustee may require indemnity satisfactory to it before it enforces the indenture or the Notes of such series. Subject to certain limitations, the holders of more than 50% in principal amount of the outstanding Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power of the Trustee. The Trustee may withhold from holders notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

DCL and the Trustee may amend or supplement the indenture or the Notes, without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the Notes of one or more series;

•	to evidence the succession of another corporation to DCL, and the assumption by such successor corporation of DCL’s covenants, agreements and obligations under the indenture;

•

to add to DCL’s covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to cure any ambiguity, defect or inconsistency in the indenture or in any supplemental indenture or to conform the indenture or the Notes to the description set forth in this prospectus;

•	to provide for or add guarantors with respect to the Notes of any series;

•	to establish the form or forms or terms of the Notes as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of Notes;

•	to make any change to the Notes of any series so long as no Notes of any series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the indenture or the Notes may be made, and DCL’s compliance with any provision of the indenture with respect to any series of Notes may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any Notes;

•	reduces the principal amount of, or premium, if any, on any Notes;

•	reduces the rate or extends the time of payment of interest on any Notes;

•	reduces the amount payable upon the redemption of any Notes;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any Notes;

•	reduces the principal amount of original issue discount Notes payable upon acceleration of maturity or the amount provable in bankruptcy;

•

changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any Notes of such series on or after the due date therefor;

•	reduces the above-stated percentage of outstanding Notes of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

•	waives a default in the payment of principal of or interest on the Notes;

•

modifies any of the provisions with respect amendments and waivers, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each Note of such series affected by the modification; or

•	reduces the amount of Notes whose holders must consent to a supplemental indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, the Trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the Trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Defeasance and Covenant Defeasance

The indenture provides that DCL (a) may be discharged from its obligations in respect of the Notes (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “—Consolidation, Merger and Sale of Assets,” when DCL has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the Notes or (ii) such amount of direct obligations of, or obligations guaranteed by, the government which issued the currency in which the Notes of such series are denominated, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on, the Notes. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, DCL’s delivery of an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. In the case of defeasance and discharge only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Governing Law

The indenture and the Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee reasonable security and indemnity against any loss, liability or expense.

The indenture and the provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder should it become a creditor of the Guarantor, DCL or any of their subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

BOOK-ENTRY, FORM AND DELIVERY

The New Notes will be issued as fully-registered global senior notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global senior notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global senior notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global senior notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global senior notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global senior notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The New Notes represented by a global senior note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global senior note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we in our sole discretion determine that that global senior note will be exchangeable for definitive securities in registered form and notify the Trustee of our decision.

A global New Note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global New Note as directed by DTC.

We will make principal and interest payments on all New Notes represented by a global senior note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented by a global senior note for all purposes under the indenture. Accordingly, we, the Trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global senior note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global senior note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global senior note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global senior note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

Same Day Settlement and Payment

All payments of principal and interest on the New Notes will be made by Discovery in immediately available funds. The New Notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

EXCHANGE OFFER; REGISTRATION RIGHTS

The following summary describes the material terms and provisions of the Registration Rights Agreement. This description is qualified in its entirety by reference to the terms and conditions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement in its entirety because it, not the following summary, will define your rights as a holder of Notes under that agreement. A copy of the Registration Rights Agreement was filed with the SEC and may also be obtained upon request at the address set forth under “Where You Can Find More Information.”

In connection with the issuance of the Old Notes, we entered into the Registration Rights Agreement pursuant to which we agreed, for the benefit of the holders of Old Notes, to use our commercially reasonable efforts to (1) cause to be filed with the SEC an exchange offer registration statement on an appropriate registration form with respect to an offer to exchange the Old Notes for New Notes having substantially identical terms as the Old Notes of the corresponding series and evidencing the same indebtedness as the Old Notes of the corresponding series (except that the New Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear different CUSIP numbers than the Old Notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes, as discussed below) and (2) cause such registration statement to be declared effective under the Securities Act.

When the SEC declares the registration statement effective, we will offer the New Notes in return for the Old Notes. The exchange offer will remain open for at least 20 business days (or shorter or longer if required by applicable law) after the date DCL mails notice of the exchange offer to the holders of Old Notes. For each Old Note surrendered to DCL under the exchange offer, the holder will receive a New Note of such series of equal principal amount. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor.

Each holder of Old Notes that participates in the exchange offer will be required to represent:

•	that any New Notes to be received by it will be acquired in the ordinary course of its business;

•

that, it does not engage in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	that it is not an “affiliate” of DCL, the Guarantor or any Subsidiary Guarantor within the meaning of Rule 405 under the Securities Act; and

•

if it is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, that the Old Notes were acquired as a result of market-making or other trading activities and that it will deliver a prospectus (or, to the extent permitted by law, make a prospectus available) in connection with any resale of the New Notes. In this case, DCL agrees to maintain the effectiveness of the exchange offer registration statement until the earlier of (i) 120 days from the date the registration statement becomes effective and (ii) the on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities.

DCL will use its commercially reasonable efforts to complete the exchange offer promptly after the registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the New Notes.

Old Notes of any series not tendered in the exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to additional interest) after the consummation of the exchange offer.

In the event that we determine that a registered exchange offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the staff of the SEC, or, if for any reason, an exchange offer is not completed within 365 days after the Old Note Issuance Date, or any holder shall so request following the consummation of the registered exchange offer with respect to any Notes held by it that were not eligible for exchange, we and the Guarantor will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Notes, other than Notes held by our affiliates and to keep that shelf registration statement effective until the earliest of (A) the time when any such Notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations by non-affiliates of ours under clause (d) of Rule 144, (B) the date on which all such Notes are disposed of in accordance with the shelf registration statement and (C) one year after its original effective date. We and the Guarantor will, in the event of such a shelf registration, provide to each holder of Notes copies of a prospectus, notify each holder of Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Notes. A holder that sells Notes under the shelf registration statement generally will be required to make certain representations to us (as described above), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Holders of Old Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Old Notes for New Notes in the exchange offer.

A “registration default” will occur if the exchange offer is not for any reason completed within 365 days after the Old Notes Issuance Date (or, if required, the applicable shelf registration statement is not declared effective by the SEC on or prior to the date that is 365 days after the Old Notes Issuance Date), or if any registration statement required by the Registration Rights Agreement has been declared effective and thereafter either ceases to be effective or the related prospectus ceases to be usable at any time during the required effectiveness period (subject to certain exceptions), and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. In that case, the annual interest rate borne by the Old Notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or such registration statement and related prospectus become effective or usable again.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Old Notes is payable.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that the registration statement will remain effective for a period ending on the earlier of (i) 120 days from the date on which the registration statement is declared effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes, which may be this prospectus. Any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In addition, the letter of transmittal states that if the exchange offeree is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, where such Old Notes were not acquired as a result of market-making activities or other trading activities, such broker-dealer will not be able to participate in the exchange offer.

For a period ending on the earlier of (i) 120 days from the date on which the registration statement is declared effective and (ii) the date on which no broker-dealer is required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (other than the expenses of counsel for the holders of the Old Notes), other than brokerage commissions and applicable transfer taxes, and will indemnify certain holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such New Notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such New Notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to the exchange offer (as described under “The Exchange Offer”). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances (including Holders that are directly or indirectly related to us) or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold the Notes as part of a straddle, hedge, conversion or other integrated transaction or Holders that are U.S. persons and have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a Note.

The exchange of an Old Note for a New Note pursuant to the exchange offer will not be treated as a sale or exchange of such Old Note by a Holder for U.S. federal income tax purposes. Accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of such Old Note for a New Note pursuant to the exchange offer. Such Holder’s holding period for such New Note will include such Holder’s holding period for such Old Note, and such Holder’s adjusted tax basis in such New Note will be the same as such Holder’s adjusted tax basis in such Old Note.

There will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the exchange offer.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND ANY OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

VALIDITY OF THE NOTES

Debevoise & Plimpton LLP, New York, New York will pass upon the validity of the New Notes and the guarantees. Ice Miller LLP will pass upon certain Ohio legal matters relating to the New Notes and the guarantees.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Discovery, Inc. are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Scripps Networks business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the financial statement schedule, of Scripps Networks Interactive, Inc. and subsidiaries, incorporated in this prospectus by reference from Discovery, Inc.’s Current Report on Form 8-K/A dated May 22, 2018 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Discovery files annual, quarterly and current reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by Discovery with the SEC are also available on its website at http://www.discoverycommunications.com. Discovery’s website is not a part of this prospectus and is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 1, 2019;

•	Current Reports on Form 8-K filed on January 7, 2019, February 5, 2019, February 20, 2019, March 4, 2019 and March 12, 2019; and

•	Definitive Proxy Statement for the 2019 Annual Meeting of Stockholders filed with the SEC on March 22, 2019.

•

Audited consolidated balance sheets of Scripps Networks Interactive, Inc. and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and related notes, filed as Exhibit 99.1 of the Current Report on Form 8-K/A of Discovery, Inc., filed on May 22, 2018.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

One Discovery Place

Silver Spring, MD 20910

(240) 662-2000

Attn: Investor Relations

DISCOVERY COMMUNICATIONS, LLC

Offer to Exchange

$393,487,000 Outstanding 2.750% Senior Notes due 2019

for

$393,487,000 Registered 2.750% Senior Notes due 2019

$542,304,000 Outstanding 2.800% Senior Notes due 2020

for

$542,304,000 Registered 2.800% Senior Notes due 2020

$345,894,000 Outstanding 3.500% Senior Notes due 2022

for

$345,894,000 Registered 3.500% Senior Notes due 2022

$486,215,000 Outstanding 3.900% Senior Notes due 2024

for

$486,215,000 Registered 3.900% Senior Notes due 2024

$488,512,000 Outstanding 3.950% Senior Notes due 2025

for

$488,512,000 Registered 3.950% Senior Notes due 2025

PROSPECTUS

March 26, 2019